RONSON CORPORATION REPORTS SALES AND
                 RESULTS OF OPERATIONS IN THE FIRST QUARTER 2005

Somerset, N.J., May 6, 2005 - Ronson Corporation (NASDAQ SmallCap RONC). Ronson Corporation (the "Company") today reported its sales and results of operations for the first quarter 2005.

Sales
-----
The Company's Net Sales were $6,437,000 in the first quarter of 2005 as compared to $7,049,000 in the first quarter of 2004.

Net Earnings (Loss)
-------------------
The Company today reported a Net Loss of $88,000 in the first quarter of 2005 as compared to Net Earnings of $275,000 in the first quarter of 2004.

Ronson Corporation's operations include its wholly owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed based operator at Trenton-Mercer Airport, Trenton, N.J., providing fueling, sales/services of aircraft, charter, avionics and hangar/office leasing.

                               RONSON CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  2005              2004
                                                  ----              ----
FOR THE QUARTER ENDED MARCH 31:

Net sales                                     $ 6,437,000      $ 7,049,000
Earnings (loss) from operations                   (21,000)         561,000(1)
Earnings (loss) before income taxes              (141,000)         478,000
Income tax expense (benefit)                      (53,000)         203,000
Net earnings (loss)                               (88,000)         275,000

Net earnings (loss) per common share (2):
  Basic                                       $      (.02)     $       .06
  Diluted                                     $      (.02)     $       .06

Average Common Shares Outstanding (3):
  Basic                                         4,321,000        4,257,000
  Diluted                                       4,321,000        4,370,000


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FOOTNOTES:

(1) The first quarter of 2004 included other charges, net of related insurance reimbursements, of $50,000 (none in 2005), which were the legal fees incurred as a result of the derivative action filed by a stockholder in March 2003.

(2) Basic Net Earnings (Loss) per Common Share provides for quarterly cumulative preferred dividends with no conversion of preferred shares to common shares. Provision was made for cumulative preferred dividends of approximately $2,000 in the first quarter of 2004 (none in 2005).

     Diluted Net Earnings (Loss) per Common Share assumes no provision for the quarterly cumulative preferred dividends with full conversion of all preferred shares to common shares and includes the dilutive effect of outstanding stock options. The stock options were anti-dilutive for the quarter ended March 31, 2005, and, therefore, were excluded from the computation of Diluted Net Earnings per Common Share for that period.

(3) On February 15, 2005, the Company's Board of Directors declared a 5% stock dividend on the Company's outstanding common stock. For the quarters ended March 31, 2005 and 2004, the number of shares include the 5% stock dividend declared in February 2005 and the per share amounts have been retroactively adjusted to reflect the 5% stock dividend.


COMPANY CONTACT
DARYL K. HOLCOMB
(732) 469-8300